Exhibit 10.18

FOURTH MODIFICATION OF OFFICE SPACE LEASE

This Fourth Modification of Office Space Lease (this “Agreement”) made this 29th day of September, 2004 by and between 826 NEWTOWN ASSOCIATES, L.P., having an address c/o First Evergreen, 101 Eisenhower Parkway, Roseland, New Jersey 07068 (“Landlord”), and BIOIMAGING TECHNOLOGIES, INC., having an address at 826 Newtown Yardley Road, Newtown, Pennsylvania 18940 (“Tenant”).

WITNESSETH:

WHEREAS, by lease agreement, dated September, 1999 (the “Original Lease”), Landlord’s predecessor in interest leased to Tenant and Tenant hired from Landlord’s predecessor in interest, certain premises (the “Original Premises”) consisting of approximately 16,881 gross rentable square feet in the building (the “826 Building”) known as 826 Newtown Yardley Road, Newtown, Pennsylvania; and

WHEREAS, by document entitled” First Modification of Office Space Lease”, dated January 11, 2002 (the “First Modification”), Landlord leased to Tenant and Tenant hired from Landlord certain additional premises (the “Additional Space”), consisting of approximately 14,284 gross rentable square feet in the building (the “828 Building”) known as 828 Newtown Yardley Road, Newtown, Pennsylvania; and

WHEREAS, by letter agreement, dated June 5, 2002 (the “Letter Agreement”), the gross rentable square foot area of the Additional Space was modified to include an additional 321 gross rentable square feet increasing the total area of Additional Space to approximately 14,605 gross rentable square feet; and

WHEREAS, by document entitled “Second Modification of Office Space Lease”, dated January, 2003 (the “Second Modification”), Landlord leased to Tenant and Tenant hired from Landlord certain additional premises (the “New Space”), consisting of approximately 221 gross rentable square feet located adjacent to the Original Premises in the 826 Building; and

WHEREAS, by document entitled “Third Modification of Office Space Lease”, dated March 11, 2004 (the “Third Modification”), Landlord leased to Tenant and Tenant hired from Landlord certain additional premises (i) consisting of approximately 1,893 gross rentable square feet located in the 828 Building (the “April, 2004 Expansion Space”), (ii) consisting of approximately 5,945 gross rentable square feet located on the second (2nd) floor of the 826 Building (the “August, 2004 Expansion Space”), and (iii) consisting of approximately 2,077 gross rentable square feet located on the first (151) floor of the 826 Building (the “October, 2006 Expansion Space”); and

WHEREAS, the Original Premises, the Additional Space, the New Space, the April, 2004 Expansion Space and the August, 2004 Expansion Space (but not the October, 2006 Expansion Space) are herein collectively referred to as the “Premises”; and

WHEREAS, the Original Lease, the First Modification, the Letter Agreement, the Second Modification and the Third Modification are herein collectively referred to as the “Lease”; and

WHEREAS, Landlord and Tenant wish to further modify and amend the Lease as hereinafter set forth;

NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Premises. (a) As of the “New Expansion Space Commencement Date” (as said term is hereinafter defined), the definition and description of the Premises in the Lease shall be modified and amended to include certain additional premises (the “New Expansion Space”), consisting of approximately 12,749 gross rentable square feet presently leased by Axcell Biosciences Corporation (“Axcell”), located on the first (151) floor of the 826 Building. The New Expansion Space is more particularly described on Exhibit A attached hereto. In addition to the foregoing, as of the New Expansion Space Commencement Date, the definition and description of the Premises in the Lease shall be modified and amended to also include the October, 2006 Expansion Space. As a result of the foregoing, the definition and description of the Premises in the Lease shall, as of the New Expansion Space Commencement Date, refer to (i) the Original Premises described in the Original Lease, (ii) the Additional Space described in the First Modification as modified by the Letter Agreement, (iii) the New Space described in the Second Modification, (iv) the April, 2004 Expansion Space described in the Third Modification, (v) the August, 2004 Expansion Space described in the Third Modification, (vi) the October, 2006 Expansion Space described in the Third Modification, and (vii) the New Expansion Space described herein, and shall consist of approximately 54,371 gross rentable square feet.

(b) Landlord and Tenant acknowledge that the Third Modification presently provides that the Term for the October, 2006 Expansion Space shall commence on October 1, 2006. As the Term for the October, 2006 Expansion Space is now scheduled to commence on the New Expansion Space Commencement Date, the terms and provisions of the Third Modification with respect to the October, 2006 Expansion Space are hereby modified and amended accordingly.

(c) Tenant agrees that the terms and provisions of Section 1 (d) of the Third Modification pertaining to Tenant’s option to cancel and terminate the Lease with respect to the April, 2004 Expansion Space shall not be applicable to the leasing of the New Expansion Space by Tenant hereunder.

(d) As of the New Expansion Space Commencement Date, Landlord shall provide Tenant with an additional six (6) reserved parking spaces in the first row of parking spaces located in the parking area in front of the 826 Building.

2. Term. (a) The Term for the New Expansion Space and the October, 2006 Expansion Space shall commence on the date (the “New Expansion Space Commencement Date”) Landlord delivers possession of the New Expansion Space and the October, 2006 Expansion Space to Tenant with the” New Expansion Space Work” (as hereinafter defined in Section 8), exclusive of so-called “punchlist” items, substantially completed. The New Expansion Space Work shall be deemed substantially completed at such time as the only items of the New Expansion Space Work to be completed are those which will not substantially interfere with Tenant’s use and occupancy of the New Expansion Space and the October, 2006 Expansion Space. Landlord estimates that the New Expansion Space Commencement Date shall occur on or about January 1, 2005, however, Tenant acknowledges that said New Expansion Space Commencement Date may occur earlier or later than January 1, 2005. Notwithstanding the foregoing, should Landlord be delayed in delivering possession of the New Expansion Space and/or the October, 2006 Expansion Space to Tenant, or in substantially completing the New Expansion Space Work, by reason of Tenant’s delay, lack of cooperation, request for changes in the New Expansion Space Work, or the performance of work by anyone employed or engaged by Tenant, or by reason of any other act or omission of Tenant, the New Expansion Space Commencement Date shall be the date which is the earlier of (i) the date when Landlord delivers possession of the New Expansion Space and the October, 2006 Expansion Space to Tenant with the New Expansion Space Work, exclusive of so-called “punchlist” items, substantially completed as hereinabove provided, or (ii) the date when Landlord would have delivered possession of the New Expansion Space and the October, 2006 Expansion Space to Tenant with the New Expansion Space Work, exclusive of so-called “punchlist” items, substantially completed but for the occurrence of any Tenant delay referred to above. The Term for the New Expansion Space and the October, 2006 Expansion Space shall expire on the expiration date of the Lease (i.e., June 30, 2010). It is intended that the Term for the New Expansion Space and the October, 2006 Expansion Space shall be coterminous with the Term of the Lease, including any renewals thereof.

(b) Tenant acknowledges that the April, 2004 Expansion Space Commencement Date occurred on April 1, 2004 and the August, 2004 Expansion Space Commencement Date occurred on August 1, 2004.

3. Rent. (a) Commencing on the New Expansion Space Commencement Date and continuing through the balance of the current Term, Fixed Basic Rent for the New Expansion Space only shall be calculated and payable as follows:

Period	Rentable Sq. Feet	Rate Per Rentable Sq. Ft.	Yearly Rate	Monthly Installment
11/1/05-12/31/05	12,749	$19.25	$245,418.25	$20,451.52
11/1/06-12/31/06	12,749	$19.75	$251,792.75	$20,982.73
1/1/07-12/31/07	12,749	$20.25	$258,167.25	$21,513.94
1/1/08-12/31/08	12,749	$20.75	$264,541.75	$22,045.15
1/1/09-12/31/09	12,749	$21.25	$270,916.25	$22,576.35
1/1/10-6/30/10	12,749	$21.75	$277,290.75	$23,107.56

(b) Section 3(c) of the Third Modification is amended to provide that commencing on the New Expansion Space Commencement Date, the gross rentable square foot area of the October, 2006 Expansion Space shall be included in calculating the amount of Fixed Basic Rent payable by Tenant to Landlord as set forth in the First Modification as modified by the Letter Agreement.

(c) In addition to the Fixed Basic Rent set forth in Section 3(a) and Section 3(b) hereinabove, Tenant shall continue to pay to Landlord Fixed Basic Rent for the Original Premises, the Additional Space, the New Space, the April, 2004 Expansion Space and the August, 2004 Expansion Space at the rates set forth in the Lease.

(d) If Tenant validly exercises its option(s) to renew the Lease, the Fixed Basic Rent to be paid during each renewal term shall be as set forth in Rider A to the Original Lease.

(e) Fixed Basic Rent shall be payable without notice or demand and without setoff or deduction, in equal monthly installments, in advance, on the first day of each calendar month during the Term. Fixed Basic Rent for a partial month shall be prorated.

(f) Tenant shall continue to pay to Landlord, as Additional Rent, in the manner more particularly set forth in the Lease, Tenant’s Proportionate Share of Annual Operating Costs (as defined in the Lease) to the extent the same exceeds the sum of $4.00 per gross rentable square foot of the Premises. Said gross rentable square foot area of the Premises shall, as of the New Expansion Space Commencement Date, include the October, 2006 Expansion Space, but not the New Expansion Space. With respect to the New Expansion Space, effective as of the New Expansion Space Commencement Date, the Lease shall be supplemented to provide that commencing on January 1, 2006, Tenant shall pay to Landlord, as Additional Rent, in the manner more particularly set forth in the Lease, Tenant’s Proportionate Share of Annual Operating Costs (as defined in the Lease) for the Property to the extent that the same exceeds the Annual Operating Costs for the Property for the calendar year 2005. Effective as of the New Expansion Space

Commencement Date, the term “Expense Stop”, as used in the Lease, shall, with respect to the New Expansion Space only, be revised to mean the total amount of Annual Operating Costs for the Property for the calendar year 2005. As of the New Expansion Space Commencement Date, Tenant’s Proportionate Share, as defined in the Lease, shall be changed to (i) 34.98% with respect to the Original Premises, the Additional Space, the New Space, the April, 2004 Expansion Space, the August, 2004 Expansion Space and the October, 2006 Expansion Space, and (ii) 10.71% with respect to the New Expansion Space.

4. Insurance. Section 7 of the Original Lease is supplemented to provide that Tenant shall, at its cost and expense, procure all policies of insurance for the purpose of insuring the New Expansion Space and the October, 2006 Expansion Space in accordance with the terms set forth in said Section 7 of the Original Lease. Policies of such insurance, or certificates thereof, together with reasonable evidence of premium payment therefor, shall be delivered to Landlord prior to the New Expansion Space Commencement Date.

5. Utilities and Services. Section 9 of the Original Lease is supplemented to provide that, in addition to Tenant’s obligation to pay all charges for electricity, light, heat or other utility used by Tenant at the Original Premises, the Additional Space, the New Space, the April, 2004 Expansion Space and the August, 2004 Expansion Space, from and after the New Expansion Space Commencement Date, Tenant shall also pay, as Additional Rent, all charges for electricity, light, heat or other utility used by Tenant at the New Expansion Space and the October, 2006 Expansion Space.

6. Governmental Regulations. Tenant shall, at its cost and expense, obtain any certificate of occupancy or other governmental permit required for Tenant’s occupancy or use of the New Expansion Space and the October, 2006 Expansion Space.

7. Tenant’s Relocation. The terms and provisions of Section 22 of the Original Lease shall apply independently and/or collectively to the Original Premises, the Additional Space, the New Space, the April, 2004 Expansion Space, the August, 2004 Expansion Space, the New Expansion Space and the October, 2006 Expansion Space.

8. Condition of New Expansion Space. (a) Landlord shall, at Landlord’s cost and expense, using Building standard materials, prepare the New Expansion Space and the October, 2006 Expansion Space for Tenant’s occupancy on a “turn-key” basis in accordance with the space plan, dated September 1, 2004, prepared by Jeff Martinson, a copy of which is attached hereto as Exhibit B, excluding the installation of appliances and a fire suppression system in Tenant’s File Systems Room which shall be performed by Tenant at Tenant’s sole cost and expense. The foregoing work to be performed by Landlord in preparing the New Expansion Space and the October, 2006 Expansion Space for Tenant’s occupancy is referred to in this Agreement as the “New Expansion Space Work”. The New Expansion Space Work, once installed, shall become the property of Landlord and shall remain at and be surrendered with the Premises upon expiration of the Lease, unless Landlord shall notify Tenant that it desires that all or any part of the New Expansion Space Work be removed at the expiration of the Lease, in which event Tenant agrees to remove same on or prior to the expiration of the Lease and repair any damage to the Premises or the Building caused by such removal. Any changes in the New Expansion Space Work desired by Tenant (“Tenant’s Changes”) shall be submitted in writing (with plans and specifications where applicable) and shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld or delayed. Tenant agrees to pay for all of Tenant’s Changes based on Landlord’s costs therefor, together with ten (10%) percent of such cost for overhead and ten (10%) percent of such cost for profit (“Landlord’s Charges”). Tenant shall pay to Landlord Landlord’s Charges for Tenant’s Changes within ten (10) days of Landlord’s billing therefor, but in any event prior to the commencement of Tenant’s Changes.

(b) Tenant agrees that it shall not interfere with Landlord’s completion of the New Expansion Space Work and that any labor, which may be employed in connection with the installation of Tenant’s trade fixtures, furniture or other items, shall be compatible with labor forces employed by Landlord.

(c) Within thirty (30) days after the substantial completion of the New Expansion Space Work, Tenant shall prepare and deliver to Landlord a “punchlist” of all items which are not fully completed, or which are defective, and Landlord agrees to complete or correct the same as quickly thereafter as is reasonably practical under the circumstances. Except as set forth on said punchlist, Tenant shall be deemed to have accepted the New Expansion Space Work. With the exception of the New Expansion Space Work, Landlord shall not be obligated to perform any work of any type or nature whatsoever in connection with this Agreement and Tenant shall accept the New Expansion Space in its “as is” condition as of the New Expansion Space Commencement Date.

9. Contingency. Tenant acknowledges that Landlord presently leases the New Expansion Space and the October, 2006 Expansion Space to Axcell and that Axcell has requested that its lease agreement for the New Expansion Space and the October, 2006 Expansion Space (the “Axcell Lease”) be terminated prior to the natural expiration thereof. If Landlord is unable to deliver possession of the New Expansion Space and the October, 2006 Expansion Space to Tenant by reason of the fact that the Axcell Lease has not been terminated, or for any other reason, Landlord shall not be liable for any loss or damage resulting thereform and neither the Lease nor this Agreement shall be void or voidable. In such event, the New Expansion Space Commencement Date shall be delayed until possession of the New Expansion Space and the October, 2006 Expansion Space is delivered to Tenant in accordance with the terms hereof. Notwithstanding the foregoing, if the New Expansion Space Commencement Date has not occurred on or before March 1, 2005, either Landlord or Tenant may terminate this Agreement, but not the Lease, on written notice to the other at any time after March 1, 2005 and prior to the occurrence of the New Expansion Space, in which event this Agreement shall become null and void and neither party shall have any further rights, obligations or liabilities hereunder thereafter. In the event of any such termination of this Agreement, the Lease, as unmodified by this Agreement, shall continue in full force and effect.

10. Recording. Neither this Agreement nor any memorandum of this Agreement shall be recorded in any public records.

11. Broker’s Commission. Tenant warrants and represents to Landlord that Tenant has not dealt with or negotiated with any real estate broker or salesman in connection with this Agreement other than CB Richard Ellis, Inc. (the “Broker”). Tenant hereby agrees to indemnify Landlord and hold Landlord harmless from and against any and all claims, liability, losses, judgments and expenses, including reasonable attorney’s fees and disbursements, which Landlord suffers as a result of Tenant’s foregoing warranty and representation being untrue in any manner. Without limitation, Tenant shall indemnify and hold Landlord harmless from any and all claims of any broker utilized by Tenant in connection with the negotiation of or entering into the Lease. Landlord shall pay Broker any commission which it is due pursuant to a separate agreement between Landlord and Broker.

12. Irrevocable Offer: No Option. This Agreement shall become effective only upon execution and delivery by both parties.

13. Tenant’s Right of First Offer. Commencing as of the New Expansion Space Commencement Date, the terms and provisions of Section 43 of the Original Lease shall apply to the entire 826 Building and the entire 828 Building. Tenant’s right of first offer, as set forth in said Section 43, shall be conditioned upon Landlord’s reasonable approval of Tenant’s financial condition and creditworthiness, and shall be subject to prior rights granted to any other tenants or other parties to lease space in the 826 Building and/or the 828 Building.

14. No Default. Tenant represents, warrants and covenants that Landlord is not currently in default under any of its obligations under the Lease and Tenant is not in default under any of its obligations under the Lease and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Landlord or Tenant under the Lease.

15. Authority of Signatures. Each person signing this Agreement represents that he or she has full authority to do so.

16. Defined Terms. The capitalized terms used in this Agreement and not defined herein shall have the respective meanings indicated in the Lease, unless the context clearly requires otherwise. Without limiting the foregoing, the term 826 Building used herein is intended to have the same meaning as the term Original Premises Building used in the First Modification and the Second Modification, and the term 828 Building used herein is intended to have the same meaning as the term Additional Premises Building used in the First Modification and the Second Modification.

17. No Other Changes. The intent of this Agreement is only to modify, change and amend those provisions of the Lease as herein specified. Except as herein specifically modified, changed and amended, all of the terms and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the date first above written.

LANDLORD:

WITNESS:	826 NEWTOWN ASSOCIATES, L.P.

/s/ Mark S. Green
	Name:	Mark S. Green
Title:

TENANT:

ATTEST:	BIO-IMAGING TECHNOLOGIES, INC.

/s/ David Pitler
	Name:	David Pitler
Title: